Exhibit 8.1

List of Subsidiaries

(As of the date of this annual report)

Subsidiaries		Place of Incorporation

1.	Global Ring Limited	Hong Kong
2.	Trump Global Limited	Hong Kong
3.	Bright Sound Limited	British Virgin Island
4.	Win Bright Creation Limited	Hong Kong
5.	Chengdu Shidai Noah Education Software Co., Ltd.	PRC
6.	Chengdu Shidai Noah Information Technology Co., Ltd.	PRC
7.	Noah Education Technology (Shenzhen) Co., Ltd.	PRC
8.	Shenzhen Wentai Education Industry Development Co., Ltd.	PRC
9.	Changsha Meiwen Education Investment Management and Service Co., Ltd.	PRC
10.	Shenzhen New Noah Education Investment Development Co., Ltd.	PRC
11.	Shanghai Yuanbo Education Information and Consulting Corporation Ltd.	PRC
12.	Bright Sound Electronic Technology (Shenzhen) Co., Ltd.	PRC
13.	Changsha Little New Star Animation Digital Technology Co., Ltd.	PRC
14.	Changsha High-Tech Development Zone Xingya Co., Ltd.	PRC
15.	Changsha Little New Star Stationery Development Co., Ltd.	PRC
16.	Hangzhou Xiaoxiao Kid’s Arts Education Consulting Co. Ltd.	PRC
17.	Guangdong Wenjia Education Recourse Services Co. Ltd.	PRC

Consolidated Affiliated Entities:
1.	Changsha Leisen Education Software Co., Ltd.	PRC
2.	Shenzhen Wentai Investment Co., Ltd.	PRC
3.	Guangzhou Zhongda Foundation Elementary Education Investment Management Co., Ltd.	PRC